                                   Exhibit 99

             MAYTAG REPORTS LOWER FIRST QUARTER SALES AND EARNINGS; INITIATES CORPORATE-WIDE RESTRUCTURING TO REDUCE COSTS

     NEWTON, IOWA--(April 16, 2003)--Maytag Corporation (NYSE: MYG) announced today its first quarter sales and earnings were down from the first quarter of last year. The company also announced a cost-reduction plan, which is expected to result in 2003 savings of approximately $20 million. This savings is part of the company's total anticipated expense reductions of $40 million this year.

     Maytag reported first quarter consolidated sales of $1.136 billion and operating income of $68.2 million. Reported net income was $34.5 million, or 44 cents per share. Included in these results were pretax charges of $9.4 million, or 8 cents per share, for the closing of the company's manufacturing plant in Galesburg, Ill. The company also incurred approximately $3.5 million of costs associated with previously announced product recalls.

     A year ago, first quarter 2002 consolidated sales were $1.178 billion and operating income was $107.2 million. Net income for the period, including a $1.3 million loss from discontinued operations, was $56.8 million, or 73 cents per share.

     "Industry-wide sales of floor care products were down dramatically in the first quarter, and sales volume, pricing and mix of our Hoover floor care products sharply declined," said Ralph F. Hake, Maytag chairman and CEO. "Our major appliance sales were also less than expected in an industry that was down
1.8 percent. Cost increases for steel, pension and health care were expected to be offset by cost reductions, but these actions were insufficient in the first quarter."

     Hake said the company remains committed to improving performance by introducing innovative new products in nearly all categories this year, and through aggressive cost improvements. He also pointed to a favorable first quarter performance in the company's commercial segment, driven by increased sales of Dixie-Narco glass-front venders and revenues from machine refurbishing and currency changing equipment.

     On the cost side of the equation Hake said, "We have been prudent in managing inventories, and we have multiple initiatives in place that will help offset cost increases as we

                                     -More-
move further into the year. Additionally, during the second quarter we will streamline the corporation by eliminating about 500 jobs, or 8 percent of our salaried positions."

     Maytag currently has approximately 20,900 employees and about 6,400 are in salaried positions. Hake indicated that nearly all company operations will be involved in the restructuring and, when completed, it is expected to generate current-year savings of about $20 million. Hake said the $20 million restructuring savings this year is part of the company's plan to reduce expenses by a total of $40 million in 2003 through cost-savings initiatives in logistics, benefits, recurring expenses and other areas. The annualized savings from the restructuring and other cost- savings initiatives are expected to be approximately $65 million. The company will incur second quarter charges of approximately $20 million associated with the salaried workforce restructuring.

     Looking ahead, Hake said, "We expect business conditions to remain challenging in the second quarter. We will stay focused on bringing new products to market, lowering our costs, and funding product innovation that is vital to our success. In addition, our cash flow will continue to be targeted to further reducing debt and funding our pension plan.

     "At this point, we're expecting full-year 2003 reported earnings to be in the range of $1.80 to $1.90 per share, which includes pretax special charges of approximately $60 million, or 50 cents per share, for the Galesburg closing and salaried workforce restructuring."

                          First Quarter Segment Results

     Maytag's home appliances segment, which includes major appliances and floor care products, had first quarter 2003 sales of $1.074 billion, down 4 percent from $1.119 billion in the first quarter of 2002. Operating income for the segment was $77.8 million, compared with $119 million a year earlier. Current year operating income includes a $9.4 million Galesburg-related charge.

     The corporation's commercial appliances segment, composed of Dixie-Narco vending equipment and Jade Products, had first quarter sales of $62.2 million, up 6 percent from $58.4 million in the first quarter of 2002. The segment reported operating income of $2.1 million, versus $1.3 million in last year's first quarter.

                                     -More-

                            Quarterly Conference Call

     Maytag will host a conference call today, April 16, to discuss its business performance with members of the investment community. The call will be at 7:30 a.m. CDT, and those wishing to participate should telephone 800-633-8137 about 10 minutes prior to the start of the call. Additionally, the conference call will be broadcast live over the Internet. It can be accessed in the Corporate News Center on Maytag's Web site, www.maytagcorp.com, or by going to CCBN's investor center at www.companyboardroom.com. Replays of the call will be available on both Web sites. A summary of the key messages from the quarterly conference call can also be accessed in the Corporate News Center on Maytag's Web site.

     Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in international markets. The corporation's principal brands include Maytag, Amana, Jenn-Air, Hoover and Dixie-Narco.

                                      * * *

Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 2002, and each quarter's 10-Q.

CPI0307
Media Contact:                                      Additional Information:
James G. Powell                                     www.maytagcorp.com
Maytag Communications
641-787-8392
jpowel@maytag.com

             FIRST QUARTER SALES AND EARNINGS COMPARISON (UNAUDITED)

                            NET SALES (in thousands)

                                                                  2003          2002         % Change
                                                              -----------    -----------     --------
Home appliances                                               $ 1,073,834    $ 1,119,236        (4.1)
Commercial appliances                                              62,172         58,407         6.4
                                                              -----------    -----------
Consolidated                                                  $ 1,136,006    $ 1,177,643        (3.5)
                                                              ===========    ===========

                               OPERATING INCOME (LOSS) (in thousands)

                                                                  2003          2002         % Change
                                                              -----------    -----------     --------
Home appliances                                               $    77,765    $   118,959       (34.6)
Commercial appliances                                               2,098          1,344        56.1
General corporate                                                 (11,673)       (13,064)      (10.6)
                                                              -----------    -----------
Reported                                                      $    68,190    $   107,239       (36.4)
                                                              ===========    ===========

Included in operating income (loss)
   Restructuring charge (included in Home appliances)         $     9,387    $        --
                                                              ===========    ===========

                                      NET INCOME (in thousands)

                                                                  2003          2002         % Change
                                                              -----------    -----------     --------
Reported                                                      $    34,480    $    56,764       (39.3)
                                                              ===========    ===========

Included in net income
   Restructuring charge (net of tax)                          $     6,195    $        --
   Loss from discontinued operations                                  118          1,317
                                                              -----------    -----------
Total                                                         $     6,313    $     1,317
                                                              ===========    ===========

                                      BASIC EARNINGS PER SHARE

                                                                  2003          2002         % Change
                                                              -----------    -----------     --------
Reported                                                      $      0.44    $      0.74       (40.5)
                                                              ===========    ===========

Included in basic earnings per share
   Restructuring charge (net of tax)                          $      0.08    $        --
   Discontinued operations                                             --           0.02
                                                              -----------    -----------
Total                                                         $      0.08    $      0.02
                                                              ===========    ===========

Basic weighted-average shares
outstanding (thousands)                                            78,364         77,004

                                     DILUTED EARNINGS PER SHARE

                                                                  2003          2002         % Change
                                                              -----------    -----------     --------
Reported                                                      $      0.44    $      0.73       (39.7)
                                                              ===========    ===========

Included in diluted earnings per share
   Restructuring charge (net of tax)                          $      0.08    $        --
   Discontinued operations                                             --           0.02
                                                              -----------    -----------
Total                                                         $      0.08    $      0.02
                                                              ===========    ===========

Diluted weighted-average shares
outstanding (thousands)                                            78,572         77,940

MAYTAG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data)

                                                                            First Quarter
                                                                                Ended
                                                                               March 31
                                                                         2003           2002
------------------------------------------------------------------------------------------------
Net sales                                                             $ 1,136,006    $ 1,177,643
Cost of sales                                                             935,886        918,213
                                                                      -----------    -----------
      Gross profit                                                        200,120        259,430
Selling, general and administrative expenses                              122,543        152,191
Special charges                                                             9,387             --
                                                                      -----------    -----------
      Operating income                                                     68,190        107,239
Interest expense                                                          (13,779)       (17,407)
Other - net                                                                (1,990)           996
                                                                      -----------    -----------
      Income from continuing operations before income taxes
        and minority interest                                              52,421         90,828
Income taxes                                                               17,823         30,881
                                                                      -----------    -----------
      Income from continuing operations before minority interest           34,598         59,947
Minority interest                                                              --         (1,866)
                                                                      -----------    -----------
      Income from continuing operations                                    34,598         58,081
      Loss from discontinued operations, net of tax                          (118)        (1,317)
                                                                      -----------    -----------
      Net income (loss)                                               $    34,480    $    56,764
                                                                      ===========    ===========

Basic earnings (loss) per common share:
     Income from continuing operations                                $      0.44    $      0.75
     Discontinued operations                                                   --          (0.02)
     Net income (loss)                                                $      0.44    $      0.74

Basic weighted-average shares outstanding                                  78,364         77,004

Diluted earnings (loss) per common share:
     Income from continuing operations                                $      0.44    $      0.75
     Discontinued operations                                                   --          (0.02)
     Net income (loss)                                                $      0.44    $      0.73

Diluted weighted-average shares outstanding                                78,572         77,940

MAYTAG CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

                                                                      March 31      December 31      March 31
                                                                        2003            2002           2002
                                                                     (Unaudited)                    (Unaudited)
-----------------------------------------------------------------------------------------------------------------

ASSETS

Current assets
Cash and cash equivalents                                            $    10,208  $       8,106   $      33,878
Accounts receivable - net                                                623,202        586,447         669,302
Inventories                                                              493,889        468,433         493,453
Deferred income taxes                                                     67,763         66,911          63,647
Other current assets                                                      59,890        116,803          37,919
Discontinued currrent assets                                              77,132         76,899          81,616
                                                                     -----------  -------------   -------------
      Total current assets                                             1,332,084      1,323,599       1,379,815


Noncurrent assets                                                        640,736        653,337         654,872
Discontinued noncurrent assets                                            60,086         61,205          60,939
                                                                      ----------  -------------   -------------
      Total noncurrent assets                                            700,822        714,542         715,811


Property, plant and equipment                                          1,055,126      1,066,108       1,047,074
                                                                     -----------  -------------   -------------
     Total assets                                                    $ 3,088,032  $   3,104,249   $   3,142,700
                                                                     ===========  =============   =============


LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities                             $   672,167  $     687,439   $     700,585
Notes payable and
   current portion of long-term debt                                     341,784        373,871         367,505
Discontinued current liabilities                                         101,627        102,430         106,881
                                                                     -----------  -------------   -------------
      Total current liabilities                                        1,115,578      1,163,740       1,174,971

Long-term debt, less current portion                                     735,320        738,767         774,001

Postretirement benefit liability                                         524,181        517,510         502,255

Accrued pension cost                                                     504,360        488,751         336,058

Other noncurrent liabilities                                             117,310        131,525         142,074

Minority interest                                                              -              -         100,149

Total discontinued noncurrent liabilities and minority interest           21,817         21,817          21,817

Shareowners' equity                                                       69,466         42,139          91,375
                                                                     -----------  -------------   -------------
      Total liabilities and shareowners' equity                      $ 3,088,032  $   3,104,249   $   3,142,700
                                                                     ===========  =============   =============

MAYTAG CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(In thousands)

                                                                           Three Months Ended
                                                                                March 31
                                                                    ---------------------------
                                                                          2003           2002
-----------------------------------------------------------------------------------------------
Operating activities
-----------------------------------------------------------------------------------------------
Net income                                                          $     34,480  $      56,764
Net loss from discontinued operations                                        118          1,317
Depreciation and amortization                                             40,265         38,667
Change in working capital                                                (88,280)       (97,006)
Pension and postretirement                                                22,192        (11,708)
Other - net                                                               79,520         60,404
                                                                    ------------  -------------
    Net cash provided by continuing operating activities                  88,295         48,438


Investing activities
-----------------------------------------------------------------------------------------------
Capital expenditures                                                     (36,798)       (50,439)
                                                                    ------------  -------------
    Investing activities-continuing operations                           (36,798)       (50,439)


Financing activities
-----------------------------------------------------------------------------------------------
Reduction in financing obligations                                       (36,083)       (67,947)
Dividends (including minority interest)                                  (14,097)       (17,581)
Stock repurchase                                                          (1,021)             -
Other                                                                        165         11,475
                                                                    ------------  -------------
    Financing activities-continuing operations                           (51,036)       (74,053)


Effect of exchange rates on cash                                           1,641            562
                                                                    ------------  -------------
    Increase (decrease) in cash and cash equivalents                       2,102        (75,492)
Cash and cash equivalents at beginning of period                           8,106        109,370
                                                                    ------------  -------------
    Cash and cash equivalents at end of period                      $     10,208  $      33,878
                                                                    ============  =============


Cash flows from discontinued operations
-----------------------------------------------------------------------------------------------
Net cash used by discontinued operating activities                  $     (1,523) $      (4,670)
Investing activities-discontinued operations                               1,119           (938)
Financing activities-discontinued operations                                  43            650
                                                                    ------------  -------------
     Decrease in cash-discontinued operations                       $       (361) $      (4,958)
                                                                    ============  =============